Exhibit 99.1

ASTROTECH REPORTS FIRST QUARTER OF FISCAL YEAR 2018 FINANCIAL RESULTS
Austin, Texas - November 8, 2017 - Astrotech Corporation (NASDAQ: ASTC) reported its financial results for the first quarter of fiscal year 2018 ended September 30, 2017.

“In the first quarter, our subsidiary 1st Detect achieved a significant milestone toward the deployment of explosives trace detector systems with the Transportation Security Administration (TSA),” said Thomas B. Pickens III, Chairman and CEO of Astrotech Corporation. “In September, we announced that we entered a Cooperative Research and Development Agreement (CRADA) with the Department of Homeland Security (DHS) Science and Technology Directorate (S&T) Transportation Security Laboratory (TSL) for the development, testing, and evaluation of our TRACER 1000 MS-ETD system. Using TSL’s credible, unbiased and objective Developmental Test and Evaluation (DT&E) process, TSL and 1st Detect will examine ways to improve trace detection capabilities in support of transportation security.

“1st Detect’s healthcare product for breath analysis, the BreathDetect 1000, continues to make progress in pre-clinical trials with cystic fibrosis patients at UT Health San Antonio (UTHSA). Our partnership with UTHSA is initially focusing on identifying hospital-acquired pneumonia (HAP), of which there are over 150,000 cases reported annually. By enabling detection of HAP and reducing the wait time for a proper diagnosis from several days to within minutes, the BreathDetect 1000 can significantly enhance the physicians’ ability to administer optimal antibiotics, reducing the liability exposure for hospitals while saving lives.

“In addition, Astral Images was selected by a post-production house for the digital conversion of a feature-length film that included defect correction using our Astral Color ICE proprietary technology. Astral was chosen for its ability to detect defects in automation while reducing costs and turnaround time. Astral continues to be positioned to lead the conversion of digital film as global adoption of 4K HDR televisions ramps up and demand for 4K HDR content and services grows,” Mr. Pickens concluded.

First Quarter Fiscal Year 2018 Financial Highlights
Revenue, costs of goods sold, SG&A, and R&D are expected to continue to fluctuate based on the timing of projects.
1st Detect’s income from research-based, fixed-price, government-related subcontract agreements ended during the last quarter of fiscal 2017. Therefore, there was no revenue or gross profit generated in the first quarter of fiscal 2018, compared to $1.0 million and $275 thousand, respectively, in the first quarter of fiscal 2017.
Cash and investments at September 30, 2017 were $11.6 million, and there was no debt.

About Astrotech
Astrotech Corporation (NASDAQ: ASTC) is an innovative science and technology company that invents, acquires, and commercializes technological innovations sourced from research institutions, laboratories, universities, and internally, and then funds, manages, and builds proprietary, scalable start-up companies for profitable divestiture to market leaders to maximize shareholder value. Sourced from Oak Ridge Laboratory’s chemical analyzer research, 1st Detect develops, manufactures, and sells chemical analyzers for use in the security, defense, healthcare, food and beverage, and environmental markets. Sourced from decades of image research from the laboratories of IBM and Kodak, Astral Images sells film-to-digital image enhancement, defect removal and color correction software, and post processing services providing economically feasible conversion of television and feature 35mm and 16mm films to the new 4K ultra-high definition (UHD), high-dynamic range (HDR) format necessary for the new generation of digital distribution. Sourced from NASA’s extensive microgravity research, Astrogenetix is applying a fast-track, on-orbit discovery platform using the International Space Station to develop vaccines and other therapeutics. Demonstrating its entrepreneurial strategy, Astrotech management sold its state-of-the-art satellite servicing operations to Lockheed Martin in August 2014. Astrotech has operations throughout Texas and is headquartered in Austin. For information, please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530

IR Contact Cathy Mattison and Kirsten Chapman, LHA Investor Relations, (415) 433-3777, ir@astrotechcorp.com

Tables follow

ASTROTECH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2017	2016
Revenue	$—	$1,006
Cost of revenue	—	731
Gross profit	—	275
Operating expenses:
Selling, general and administrative	1,407	2,548
Research and development	1,669	1,292
Total operating expenses	3,076	3,840
Loss from operations	(3,076)	(3,565)
Interest and other income, net	70	98
Loss before income taxes	(3,006)	(3,467)
Income tax benefit	—	—
Net loss	(3,006)	(3,467)
Less: Net loss attributable to noncontrolling interest	—	(52)
Net loss attributable to Astrotech Corporation	$(3,006)	$(3,415)

Weighted average common shares outstanding:
Basic and diluted	4,057	4,126

Basic and diluted net loss per common share:
Net loss attributable to Astrotech Corporation	$(0.15)	$(0.17)

Other comprehensive loss, net of tax:
Net loss attributable to Astrotech Corporation	$(3,006)	$(3,415)
Available-for-sale securities:
Net unrealized gain	$1	$41
Reclassification adjustment for realized loss	1	—
Total comprehensive loss	$(3,004)	$(3,374)

ASTROTECH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	September 30, 2017	June 30, 2017
Assets
Current assets
Cash and cash equivalents	$95	$2,184
Short-term investments	10,062	10,900
Accounts receivable, net of allowance	80	146
Inventory, net	132	166
Prepaid expenses and other current assets	246	269
Total current assets	10,615	13,665
Property and equipment, net	3,001	3,180
Long-term investments	1,428	1,990
Other assets, net	81	—
Total assets	$15,125	$18,835

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$200	$259
Payroll related accruals	414	907
Accrued liabilities and other	382	641
Income tax payable	2	2
Total current liabilities	998	1,809
Other liabilities	242	256
Total liabilities	1,240	2,065

Stockholders’ equity
Preferred stock, no par value, convertible, 2,500,000 shares authorized; no shares issued and outstanding, at September 30, 2017 and June 30, 2017, respectively	—	—
Common stock, no par value, 15,000,000 shares authorized; 4,506,473 and 4,508,509 shares issued at September 30, 2017 and June 30, 2017, respectively; 4,108,573 and 4,111,281 shares outstanding at September 30, 2017 and June 30, 2017, respectively	190,437	190,382
Treasury stock, 397,936 and 397,228 shares at cost at September 30, 2017 and June 30, 2017, respectively	(4,124)	(4,121)
Additional paid-in capital	1,550	1,483
Accumulated deficit	(173,919)	(170,913)
Accumulated other comprehensive loss	(59)	(61)
Total stockholders’ equity	13,885	16,770
Total liabilities and stockholders’ equity	$15,125	$18,835